Exhibit 5.1
[LETTERHEAD OF AT&T INC.]
April 1, 2011
AT&T Inc.
208 S. Akard Street
Dallas, Texas 75202
Ladies and Gentlemen:
          With reference to the registration statement on Form S-4 (the “Registration Statement”) which AT&T Inc. (the “Corporation”) proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to $3,500,000,000 principal amount of 5.35% Global Notes due 2040 (the “Exchange Notes”) of the Corporation, which are to be offered in exchange for an equivalent aggregate principal amount of currently outstanding 5.35% Global Notes due 2040 (the “Original Notes”), which were, and the Exchange Notes will be, issued under the Indenture, dated as of November 1, 1994 (the “Indenture” ), between the Corporation and The Bank of New York Mellon, as trustee (the “Trustee”), I am of the opinion that:
     1. The Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.
     2. When (a) the Registration Statement, as finally amended (including all post-effective amendments, if any), has become effective under the Securities Act and (b) the Exchange Notes have been duly executed and issued by the Corporation and authenticated by the Trustee in accordance with the provisions of the Indenture and have been delivered against surrender and cancellation of like principal amount of the Original Notes in the manner described in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law).
     The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above and the making of the statements with respect to me which are set forth under the caption “Validity of Securities” in the prospectus forming a part of the Registration Statement referred to above.
          In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,
/s/ Wayne Watts